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                                                                EXHIBIT h(70)(b)


                             MEMORANDUM OF AGREEMENT



         This Memorandum of Agreement is entered into as of the date indicated on Exhibit "A" between AIM Variable Insurance Funds ("AVIF"), on behalf of the portfolios listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AVIF and AIM agree as follows:

         1. AVIF, for itself and its Funds, and AIM agree that until the expiration date, if any, of the commitment set forth on the attached Exhibit "A" occurs, as such Exhibit "A" is amended from time to time, AIM will not charge any administrative fee under each Fund's advisory agreement in connection with securities lending activities.

         2. Neither AVIF nor AIM may remove or amend the fee waivers to AVIF's detriment prior to requesting and receiving the approval of the Fund's Board to remove or amend such fee waiver as described on the attached Exhibit "A". AIM will not have any right to reimbursement of any amount so waived.

         Unless AVIF, by vote of its Board of Trustees, or AIM terminates the fee waiver, or AVIF and AIM are unable to reach an agreement on the amount of the fee waiver to which AVIF and AIM desire to be bound, the fee waiver will continue indefinitely with respect to AVIF. Exhibit "A" will be amended to reflect the new date through which AVIF and AIM agree to be bound.

         Nothing in this Memorandum of Agreement is intended to affect any other memorandum of agreement executed by AVIF or AIM with respect to any other fee waivers, expense reimbursements and/or expense limitations

         IN WITNESS WHEREOF, AVIF, on behalf of itself and its Funds listed in Exhibit "A" to this Memorandum of Agreement, and AIM have entered into this Memorandum of Agreement as of the date written above.

                                      AIM Variable Insurance Funds

                                      By:
                                         -----------------------------

                                      Title:
                                            --------------------------


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                                   EXHIBIT "A"


                          AIM VARIABLE INSURANCE FUNDS


FUND                                               EFFECTIVE DATE                       COMMITTED UNTIL*
----                                               --------------                       ----------------
AIM V.I. Basic Value Fund                            ________, 2001
AIM V.I. Mid Cap Equity Fund                         ________, 2001





* Committed until AVIF or AIM requests and receives the approval of AVIF's Board to remove or amend such fee waiver. Such commitments are evergreen until amended and apply to each Fund.


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